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                                                                     EXHIBIT 2.1
                    AMENDMENT OF UNIT REPURCHASE AGREEMENT


      This Amendment of Unit Repurchase Agreement (this "Amendment"), is entered into and effective as of this fourth day of April, 2002, by and between Integra, Inc., a Delaware corporation, with an address at 1060 First Avenue, Suite 400, King of Prussia, Pennsylvania 19406 ("Integra"), and Stuart Piltch, 7 Spyglass Ridge, Ithaca, New York 14850 (the "Piltch"). Integra and Piltch are herein referred to collectively as the "Parties", and severally as a "Party".

      WHEREAS, the Parties entered into a Unit Purchase Agreement, dated as of July 27, 2001 ("UPA"), governing the acquisition by Integra from Piltch of all of the outstanding Units of Global Benefits Solutions LLC, a Delaware limited liability company ("GBS"); and

      WHEREAS, the UPA was executed contemporaneously with an employment agreement whereby Piltch would become (and subsequently did become) the President, CEO, and a Director of Integra; and

      WHEREAS, such UPA was also executed contemporaneously with a Unit Repurchase Agreement, dated as of July 27, 2001 ("URA"), by and between Integra and Piltch that provides for the reacquisition of GBS by Piltch in certain circumstances, and pursuant to certain stated terms and conditions; and

      WHEREAS, the Parties desire to amend the URA to provide for different terms and to provide for an accelerated transfer of GBS to Piltch upon such amended terms and for additional consideration, all as herein stated.

      NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

      1. Paragraph 1 of the URA is hereby amended by adding thereto a subparagraph c), which shall read as follows:

            "c) If Piltch shall cease for any reason to be a Director or employee of Integra."

      2. Piltch hereby irrevocably exercises his right to repurchase the Units pursuant to paragraph 1(c) of the URA, as amended by this Amendment. The terms of paragraph 2 of the URA entitled "Repurchase Price" are hereby amended in their entirety, and the old provision deleted. The new provision now shall read:

            "The full consideration for the repurchase of the Units by Piltch will be the transfer by Piltch of (a) 1,000,000 shares of Integra Common Stock (the "Common Stock"); (b) 107,500 shares of Integra Series SP Preferred Stock (the "Preferred Stock"); (c) accounts receivable of GBS as provided in paragraph 4(b)(i) below; (d) the agreement of Piltch to contribute up to $50,000 toward the payment of certain settlements or judgments as provided in paragraph 4(b)(ii) below; and (e) the other covenants and mutual promises made in this Agreement (together, the "Obligations")."



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      3.    The terms of Paragraph 3(a) of the URA are hereby amended in their entirety, and the old provision deleted. The new provision now shall read:

            "Other than as otherwise specifically provided herein, Piltch is the sole, legal owner of the Preferred Stock and Common Stock, free and clear of any liens, security interests or other encumbrances whatsoever and no person has any present or future right to acquire the Preferred Stock or Common Stock or any interest therein. The Parties acknowledge that Integra never issued Piltch a stock certificate representing the shares of Preferred Stock and that Piltch hereby relinquishes all rights to the Preferred Stock and/or stock certificates representing the Preferred Stock. "

      4. Paragraph 3(c) of the URA is hereby amended by adding the words "and Common Stock" after each use of the words "Preferred Stock" in such paragraph 3(c).

      5. The terms of paragraph 4(a) of the URA are hereby amended in their entirety, and the old provision deleted. The new provision now shall read:

            "(a) To secure Piltch's full satisfaction of the Obligations, Piltch hereby grants to Integra a security interest in, and pledges to Integra, the Units pursuant to the Membership Unit Pledge Agreement attached as Exhibit A (the "Pledge Agreement"), which Membership Unit Pledge Agreement replaces the Membership Unit Pledge Agreement originally attached as Exhibit A. Such Units shall be held by Thaler & Thaler as Escrow Agent pursuant to the Escrow Agreement attached as Exhibit B (the "Escrow Agreement")."

      6. The terms of Paragraph 4(b) of the URA are hereby amended in their entirety, and the old provision deleted. The new provision now shall read:

            "(b) (i) All accounts receivable of GBS ("AR") shall, to the extent herein set forth, remain the property of and be on the books of Integra for 120 days after the closing (the "AR Period") of the transactions contemplated hereby (the "Closing"). Integra shall collect all such AR during the AR Period. Such AR shall be deemed "earmarked accounts" to be allocated and distributed as provided below. Piltch agrees to, and agrees to cause GBS to, cooperate with Integra in the collection by Integra of such AR in a timely manner. The first $60,000 of such AR paid to Integra, Piltch or GBS during any month of the first three (3) months of the AR Period shall be allocated to Integra, and all additional AR collected shall be allocated to GBS. All such AR paid in the fourth month of the AR Period shall be allocated to GBS. Piltch shall deliver to Thaler and Thaler at Closing, to be held in trust by Thaler and Thaler, three checks payable to the order of Thaler and Thaler, one dated May 4, 2002, the second June 4, 2002 and the third July 4, 2002, each in the amount of $60,000 (each, a "Piltch Check"). To the extent that less than $60,000 of AR is paid to and received by Integra in any of the first three (3) months of the AR Period, (1) Integra shall notify Piltch and Thaler and Thaler in writing of such shortfall,
            (2) Piltch shall be responsible for the payment to Integra of such shortfall, (3) Piltch's responsibility to pay such shortfall shall be satisfied within three (3) business days of Thaler and Thaler's receipt of such notice from Integra, by Thaler and Thaler's cashing of the Piltch Check for such month, Thaler and Thaler's payment to Integra of


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            such shortfall, with the remaining amount of such Piltch Check to be paid to Piltch by Thaler and Thaler, and (4) in the event that for any reason funds are not available from the Piltch Check to pay Integra the amount of such shortfall, Thaler and Thaler shall promptly notify Integra and Piltch of such fact and Piltch shall pay Integra by check or wire transfer the amount of such shortfall within three (3) business days of Piltch's receipt of such notice from Thaler and Thaler. Integra shall be allocated no more than an aggregate of $180,000 for such AR. Each Party shall be and be deemed an escrow agent as to any such AR collected by such Party during the AR Period, a fiduciary of such AR for the benefit of the Party to which such AR should be allocated, and all such AR shall be allocated as set forth above and held in trust for the Party to which such AR is allocated. If any third party enforces any rights, liens or security interests in and to such AR, then the Party holding such AR shall remain responsible for transferring such AR to the Party allocated such AR, or with the consent of the Party allocated such AR, an amount of money equal to the amount of the AR that was or should have been received by or paid to the Party allocated such AR, but for the enforcement of such right, lien, or security agreement. All AR collected after the AR Period shall be the property of GBS and shall be delivered to GBS or Piltch, and Integra shall promptly notify all third parties owing such AR that payments shall no longer be delivered to Integra."

                  (ii) Piltch shall pay to Integra by check or wire transfer up to $50,000 within three (3) business days after Integra's written demand to Piltch for such payment to be used exclusively by Integra in the payment of the final settlement of claims advanced by Geri Benjamin and Mona Schulman against Integra; provided, that Integra shall provide Piltch with a copy of the proposed settlement agreement with its written demand, which settlement agreement shall include a release and withdrawal of such claims against Integra and Piltch, and, in the event that the amount of such settlements is less than $50,000, that Piltch shall not be required to pay to Integra any more than the amount that Integra actually settles for in such settlements.

                  (iii) The Parties hereby acknowledge and agree that all
            obligations and liabilities of GBS, including without limitation all accounts payable of GBS, shall remain with GBS after the Closing and that Integra shall not be responsible for any such obligations or liabilities of GBS after the Closing. Piltch agrees to indemnify, defend and hold harmless Integra from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by Integra in connection therewith) that Integra may sustain, suffer or incur and that result from, arise out of or relate to any such liabilities or obligations of GBS. Schedule A hereto lists AR and certain GBS liabilities and obligations, in each case known to Integra as of April 4, 2002.

                  (iv) During the AR Period, each Party shall submit to the
            other within fifteen days after the end of each month of the AR Period, an accounting of the AR actually paid to and received by such Party."

      7. Upon the execution of this Amendment by the Parties, Piltch shall deliver to Integra (a) the certificates representing the Common Stock together with duly executed and


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appropriate stock powers transferring such certificates to Integra and (b) the
Pledge Agreement and Escrow Agreement executed by Piltch. Upon the execution of this Amendment by the Parties, Integra shall deliver to Piltch the Pledge Agreement and Escrow Agreement executed by Integra.

      8. Effective upon the 121st day after the Closing, except to the extent a claim is made prior to such date or as otherwise prohibited by applicable law, each Party hereby forever releases, remises and discharges the other and each of the other Party's respective directors, officers, representatives, employees, successors and assigns and each of the affiliates of each of the foregoing from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees, and damages whatsoever in character, nature and kind, in law or in equity, past or present, known or unknown, suspected or unsuspected, from the beginning of time until the 120th day after the Closing, except as to (a) any such actions or claims one Party may have against the other resulting from fraud committed by such other Party, (b) any such actions or claims that Integra may have against Piltch which arise from actions taken by Piltch on behalf or in the name of Integra which were outside the scope of Piltch's power or authority to take on behalf or in the name of Integra, and (c) any rights or obligations specifically set forth in this Amendment, the Pledge Agreement, the Escrow Agreement or in the URA.

      9. Upon execution of this Amendment, the Escrow Agreement, dated as of July 27, 2001, by and among Integra, Piltch and Thaler & Thaler, shall be deemed cancelled and terminated and Thaler & Thaler, as the escrow agent thereunder, shall be instructed by Piltch and Integra to continue to hold the Units pursuant to the Pledge Agreement and Escrow Agreement referred to in paragraph 5 above. Upon execution of such Pledge Agreement and Escrow Agreement by all of the parties thereto, Thaler & Thaler shall be released from all liability in connection with the aforementioned July 27, 2001 Escrow Agreement. Additionally, at Closing, the Membership Unit Pledge Agreement executed by the Parties as of July 27, 2001 shall be deemed cancelled and terminated, and Integra shall have no further obligation to make any payments or issue any dividends, whether accrued or to be accrued, to Piltch upon the Preferred Stock or Common Stock.

      10. Absent the prior written consent of the Board of Directors of Integra, for a period of one (1) year from the Closing date, Piltch hereby agrees not to, directly or indirectly, including, without limitation, through GBS, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with, or use or permit his name or the name of GBS to be used in connection with, any business or enterprise engaged in the employee assistance, behavioral health or health plan business (the same as the health plan business conducted by Integra on the date of this Amendment), and Piltch agrees not to and to cause GBS not to solicit for any reason any client of Integra for the purpose of providing such employee assistance, behavioral health or health plan services for said one-year period, except to the extent pursuant to an agreement with Integra, and except with respect to the business conducted by GBS as of the Closing.

      11. This Amendment shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. This Agreement is personal to each Party and may not be assigned without the written permission of both Parties.

      12. Except as explicitly modified by this Amendment, all of the provisions of the URA are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect.

                           [signature page follows]


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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment of
Unit Purchase Agreement effective as of the date first written above.



                              _______________________________________
                              STUART PILTCH


                              INTEGRA, INC.


                              By:____________________________________
                                   Shawket Raslan, Chairman of the
                                   Board of Directors of Integra, Inc.


                              FOR THE PURPOSE OF AGREEING TO PARAGRAPH
                              4(b)(i) OF THE URA AS SET FORTH IN SECTION 6
                              ABOVE:

                              THALER AND THALER


                              By:___________________________________
                                 Richard B. Thaler, Senior Partner




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